Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221380

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 4, 2017

Preliminary prospectus supplement

Equinix, Inc.

€1,000,000,000

% Senior Notes due 2028

Issue Price     %

Interest payable February 1 and August 1.

We are offering €1,000,000,000 in aggregate principal amount of     % Senior Notes due 2028 (the “notes”). The notes will mature on February 1, 2028, unless earlier redeemed or repurchased. Interest will accrue on the notes from                 , 2017 and the first interest payment date will be August 1, 2018. We may redeem all or a part of the notes on or after February 1, 2023 on any one or more occasions, at the redemption prices set forth under “Description of notes—Redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date. In addition, at any time prior to February 1, 2021, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the supplemental indenture with the net cash proceeds of one or more equity offerings. At any time prior to February 1, 2023, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption. In addition, the notes may be redeemed in whole, but not in part, at any time at our option, in the event of certain developments affecting taxation as described under the heading “Description of notes—Redemption upon a tax event.”

The notes will be our general senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness. Upon a change in control triggering event, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

The notes will not be guaranteed by any of our subsidiaries. The obligations to make payments of principal and interest on the notes are solely our obligations. Therefore, the notes will be structurally subordinated to any obligation of our subsidiaries that are not guarantors.

We will apply, following the completion of this offering, to The International Stock Exchange Authority Limited (formerly known as The Channel Islands Securities Exchange Authority Limited) to have the notes listed on The International Stock Exchange and admitted for trading on the Official List of the Exchange on or prior to the first interest payment date. However, no assurance can be given that the notes will become or will remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

We intend to use the net proceeds of this offering, together with approximately $10 million cash on hand, to repay in full our existing €995 million term loan due 2024 (the “Term B-2 Loan”). See “Use of proceeds”.

Investing in the notes involves risks. See “Risk factors” beginning on page S-13 of this prospectus supplement, as well as the risks described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent Quarterly Reports on Form 10-Q.

Per note	Total

Public offering price(1)%	€

Underwriting discounts and commissions %	€

Proceeds to Equinix, Inc. (before expenses)(1)%	€
(1)	Plus accrued interest, if any, from , 2017.

The notes will be issued in the form of one or more global notes in registered form. On the closing date of this offering, the global notes will be deposited and registered in the name of a nominee of a common depositary for Euroclear S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream Banking”).

We expect to deliver the notes to purchasers on or about                 , 2017, only in book-entry form through Euroclear and Clearstream Banking, which is the fifth business day following the date of this prospectus supplement. See “Underwriting.”

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint book-running managers

BofA Merrill Lynch	Citigroup	J.P. Morgan	MUFG	RBC Capital Markets

Co-managers

Barclays	Goldman Sachs & Co. LLC	HSBC	ING	TD Securities	Wells Fargo Securities

BNP PARIBAS	Mizuho Securities	Morgan Stanley	PNC Capital Markets LLC	Scotiabank	SMBC Nikko	US Bancorp

                    , 2017

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the date of the accompanying prospectus or the applicable incorporated document, regardless of the time of delivery of such document. Our business, financial condition, results of operations and prospects may have changed since that date. It is important that you read and consider all of the information contained in or incorporated by reference into this prospectus supplement and the information contained in or incorporated by reference into the accompanying prospectus in making your investment decision.

About the prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Incorporation by reference” and “Where you can find more information” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus supplement or the accompanying prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at One Lagoon Drive, Redwood City, CA 94065, Attention: Investor Relations, or by telephone at (650) 598-6000.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor. See “Underwriting.”

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

The information contained in this prospectus supplement and the accompanying prospectus has been furnished by us and other sources we believe to be reliable. The underwriters make no representation or warranty, express or implied as to the accuracy or completeness of any of the information set forth in this prospectus supplement or the accompanying prospectus, and you should not rely on anything contained in this prospectus supplement or the accompanying prospectus as a promise or representation, whether as to the past or the future. This prospectus supplement and the accompanying prospectus contain summaries, believed to be accurate, of the terms we consider material of certain documents, but reference is made to the actual documents.

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms mean Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

References to the “notes” mean the Senior Notes due 2028 offered hereby, unless the context otherwise requires.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

Unless otherwise specified, the euro / U.S. dollar rate of exchange used in this prospectus supplement is €1.00 = $1.19110, as of noon, New York City time on December 1, 2017 on the Bloomberg page “BFIX.”

IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL (OR ONE OR MORE OF ITS AFFILIATES), AS STABILIZING MANAGER, (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. SEE “UNDERWRITING.”

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

Accordingly, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) other such persons to whom they may otherwise lawfully be communicated under the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and/or the accompanying prospectus relate is available only to and will be engaged in only with Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk factors” section of this prospectus supplement and under the heading “Risk Factors” in the documents incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are based on information available to us as of the date of such statements and we assume no obligation to update any such forward-looking statements.

Where you can find more information

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act relating to the notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, which includes additional information not contained in this prospectus supplement or the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus supplement:

•

Current Reports on Form 8-K filed on January 9, 2017, February 22, 2017, March 2, 2017, March 14, 2017, March 22, 2017, May 1, 2017, June 2, 2017, June 12, 2017, July 19, 2017, August 3, 2017, August 4, 2017, August 16, 2017, September 11, 2017, September 20, 2017 and November 7, 2017 and our Current Reports on Form 8-K/A filed on March 7, 2017 and November 7, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; and

•

Annual Report on Form 10-K for the year ended December 31, 2016, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 21, 2017, to the extent specifically incorporated by reference in such Annual Report on Form 10-K.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, without exhibits, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

Attn: Investor Relations

Prospectus summary

This summary highlights information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectuses, the sections titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with our consolidated financial statements and the related notes thereto in our most recent Annual Report on Form 10-K (as updated by our Current Report on Form 8-K filed on August 3, 2017) and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our notes. References herein to “we”, “us”, “Equinix”, or the “Company” refer to Equinix, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

Overview

We connect more than 9,500 companies directly to their customers and partners inside the world’s most interconnected data centers. Today, businesses leverage the Equinix interconnection platform in 48 strategic markets across the Americas, Asia-Pacific, and Europe, Middle East and Africa (EMEA).

Platform Equinix combines a global footprint of state-of-the-art International Business Exchange™ (IBX®) data centers, a variety of interconnection solutions, unique ecosystems and expert support. Together these components accelerate business growth and opportunity for our customers by securing their infrastructure and applications closer to their people, clouds, locations and data. This enables customers to improve performance with cost-effective and scalable interconnections, work with vendors to deploy new technologies such as cloud computing, and collaborate with the widest variety of partners and customers to achieve their ambitions.

We generate revenue by providing colocation and related interconnection and managed IT infrastructure offerings on a global platform of 190 IBX data centers. For the quarter ended September 30, 2017, we had revenue of $1,152.3 million, net income of $79.9 million, operating income of $224.9 million and adjusted EBITDA of $550.3 million. For a discussion of one of our primary non-GAAP metrics, adjusted EBITDA, including a reconciliation to financial measures under generally accepted accounting principles in the United States (“GAAP”), see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We operate as a real estate investment trust for federal income tax purposes (“REIT”).

Recent developments

On December 17, 2014, Equinix and certain of its subsidiaries entered into a credit agreement with a syndicate of financial institutions, as lenders, and Bank of America, N.A., as administrative agent for such lenders (as amended on April 30, 2015, December 8, 2015, December 22, 2016, and August 15, 2017, the “Existing Credit Agreement”).

The Existing Credit Agreement provides for a senior secured credit facility (the “Existing Credit Facility”) comprised of (i) a US$1.5 billion senior secured multi-currency revolving credit facility, (ii) a senior secured multi-currency term loan A facility under which Equinix borrowed term loans denominated in four different currencies in an aggregate original principal amount equal to the equivalent of US$500 million (collectively, the “Term A Loans”) and (iii) a senior secured term loan B facility under which Equinix borrowed a term loan denominated in pounds sterling in the original principal amount of £300.0 million (the “Sterling Term B-1 Loan”), a term loan denominated in the original principal amount of US$250.0 million (the “Dollar Term B-1 Loan” and, together with the Sterling Term B-1 Loan, collectively, the “Term B-1 Loans”) and the Term B-2 Loan.

The Company has obtained commitments from a syndicate of banks with respect to a new senior unsecured credit facility (the “New Credit Facility”) to be comprised of (i) a US$2.0 billion senior unsecured multi-currency revolving credit facility and (ii) a US$1.0 billion senior unsecured multi-currency term loan A facility. Substantially contemporaneously with the closing date of the offering, the Company intends to use the proceeds of loans borrowed under the New Credit Facility to repay in full the Term A Loans and the Term B-1 Loans. Upon the repayment in full of the Term A Loans and the Term B-1 Loans with proceeds of loans borrowed under the New Credit Facility and the repayment in full of the Term B-2 Loans with the net proceeds of this offering and cash on hand, all indebtedness under the Existing Credit Facility will have been repaid in full and the Existing Credit Facility will have been refinanced and replaced by the New Credit Facility.

Company information

Our principal executive offices are located at One Lagoon Drive, Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes offered hereby, see the “Description of notes” section of this prospectus supplement. In this “Prospectus summary—The offering” section, “we”, “us” and “Equinix” refer to Equinix, Inc. and not to any of its subsidiaries.

Issuer	Equinix, Inc., a Delaware corporation.

Securities offered	€1.0 billion aggregate principal amount of % Senior Notes due 2028.

Maturity date	The notes will mature on February 1, 2028, unless earlier redeemed or repurchased.

Interest payment dates	Interest on the notes will accrue from , 2017 and be payable semi–annually in arrears on February 1 and August 1 of each year commencing on August 1, 2018.

Redemption	We may redeem all or a part of the notes on any one or more occasions, at the redemption prices set forth under “Description of notes—Redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

In addition, at any time prior to February 1, 2021, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the supplemental indenture, at a redemption price equal to % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings. At any time prior to February 1, 2023, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption.

Redemption upon a tax event	The notes may be redeemed in whole, but not in part, at any time at our option, in the event of certain developments affecting taxation as described under the heading “Description of notes—Redemption upon a tax event.”

Ranking	The notes will be our general senior obligations. Your right to payment under these notes will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including our debt outstanding under any secured bank facility, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any of our subsidiaries;

•	equal in right of payment to all of our existing and future senior indebtedness; and

•	senior in right of payment to any of our existing and future subordinated indebtedness.

At September 30, 2017, after giving effect to this offering and the application of the net proceeds of this offering, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, as more fully described under “Use of proceeds”, but without giving effect to the repayment in full of the Term A Loans and Term B-1 Loans with the proceeds of loans borrowed under the New Credit Facility (see “Prospectus summary—Recent developments”):

•

we would have had total consolidated indebtedness of approximately $10.1 billion, approximately $1.1 billion of which would have represented secured indebtedness, which excludes approximately $1.7 billion of capital lease and other financing obligations;

•	if we borrowed all of the approximately $1.4 billion available under our revolving credit facility, $1.4 billion of such borrowings would have been secured indebtedness; and

•	our subsidiaries would have had approximately $2.0 billion of indebtedness (excluding trade payables and intercompany items and liabilities of a type not required to be reflected on the balance sheet of our subsidiaries in accordance with GAAP), which includes $1.6 billion of capital lease and other financing obligations, all of which would have been structurally senior to the notes.

Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Covenants	The indenture and the supplemental indenture governing the notes will contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur liens;

•	enter into sale-leaseback transactions; and

•	merge or consolidate with any other person.

Each of these restrictions has a number of important qualifications and exceptions. See “Description of notes.”

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of notes”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of purchase.

Form and denomination

The notes will be issued only in registered form. The notes will initially be issued in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. The notes initially sold by the underwriters will be represented by one or more permanent global notes in fully registered form, deposited with a common depositary for Euroclear and Clearstream Banking and registered in the name of a nominee for the common depositary.

Ownership of interests in the Global Notes, referred to as “book entry interests”, will be limited to persons that have accounts with Euroclear or Clearstream Banking or persons that may hold interests through them. Book entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book entry form by Euroclear and Clearstream Banking and their participants. See “Description of notes—Book-entry system and form of notes.”

Listing and Trading	We will apply, following the completion of this offering, to The International Stock Exchange Authority Limited (formerly known as The Channel Islands Securities Exchange Authority Limited) to have the notes listed on The International Stock Exchange (the “Exchange”) and admitted for trading on the Official List of the Exchange on or prior to the first interest payment date. However, no assurance can be given that the notes will become or will remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Beyond the foregoing, we do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Governing law	The notes and the indenture and supplemental indenture under which they will be issued will be governed by New York law.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately €986.7 million (or approximately $1,175.2 million).

We intend to use the net proceeds of this offering, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan. See “Use of proceeds.”

Certain of the underwriters or their affiliates have acted as underwriters for our existing senior notes. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities, including the Term B-2 Loan, and will be repaid with a portion of the net proceeds of this offering.

Risk factors	Investing in the notes involves risk. See “Risk factors” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent Quarterly Reports on Form 10-Q and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Paying agent	Elavon Financial Services DAC, UK Branch

Summary consolidated financial data

The following tables summarize our consolidated financial data for the periods presented. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statements of operations and consolidated statements of cash flow data for the years ended December 31, 2014, 2015 and 2016 were derived from our audited consolidated financial statements, as updated, where applicable, by our Current Report on Form 8-K filed on August 3, 2017, in each case as incorporated by reference in this prospectus supplement and the accompanying prospectus. The condensed consolidated statements of operations and condensed consolidated statements of cash flow data for the nine months ended September 30, 2016 and 2017 and the condensed consolidated balance sheet data as of September 30, 2017 were derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and our interim results are not necessarily indicative of the results to be expected for the full year.

	Years ended December 31,			Nine months ended September 30,
	2014	2015	2016	2016	2017
(in thousands)

Consolidated statement of operations data:
Revenues	$2,443,776	$2,725,867	$3,611,989	$2,669,342	$3,168,207

Costs and operating expenses:
Cost of revenues	1,197,885	1,291,506	1,820,870	1,354,949	1,573,524
Sales and marketing	296,103	332,012	438,742	325,358	428,112
General and administrative	438,016	493,284	694,561	515,605	558,090
Impairment charges	—	—	7,698	7,698	—
Acquisition costs	2,506	41,723	64,195	64,635	31,510
Gain on asset sales	—	—	(32,816)	(33,187)	—

Total costs and operating expenses	1,934,510	2,158,525	2,993,250	2,235,058	2,591,236

Income from operations	509,266	567,342	618,739	434,284	576,971
Interest income	2,891	3,581	3,476	2,528	9,820
Interest expense	(270,553)	(299,055)	(392,156)	(293,395)	(352,554)
Other income (expense)	119	(60,581)	(57,924)	(56,217)	545
Loss on debt extinguishment	(156,990)	(289)	(12,276)	(10,499)	(42,103)

Income from continuing operations before income taxes	84,733	210,998	159,859	76,701	192,679
Income tax expense	(345,459)	(23,224)	(45,451)	(25,957)	(24,912)

Net income (loss) from continuing operations	(260,726)	187,774	114,408	50,744	167,767
Net income from discontinued operations, net of tax	—	—	12,392	14,306	—

Net income (loss)	(260,726)	187,774	126,800	65,050	167,767

Net loss attributable to redeemable non-controlling interests	1,179	—	—	—	—

Net income (loss) attributable to Equinix	$(259,547)	$187,774	$126,800	$65,050	$167,767

Other financial data:
Net cash provided by operating activities(1)	709,002	894,823	1,019,353	718,735	944,354
Net cash used in investing activities(1)	(437,443)	(637,797)	(2,045,668)	(1,684,132)	(4,616,830)
Net cash provided by (used in) financing activities(1)	87,819	1,873,152	(897,065)	(738,864)	4,508,974
Adjusted EBITDA(2)	1,113,891	1,271,627	1,657,474	1,220,983	1,487,201

As of September 30, 2017
(in thousands)

Balance sheet data:
Cash, cash equivalents and short-term and long-term investments	$1,640,445
Accounts receivable, net	597,242
Property, plant and equipment, net	9,006,171
Total assets	18,308,496
Current portion of capital lease and other financing obligations	60,201
Current portion of mortgage and loans payable	84,455
Capital lease and other financing obligations, less current portion	1,612,188
Mortgage and loans payable, less current portion, net	2,551,510
Senior notes, net	5,717,276
Total debt(3)	10,025,630
Total liabilities	11,766,279
Total stockholders’ equity	6,542,217
As of September 30, 2017

Selected financial data and credit statistics(4):
Pro forma total debt to LTM adjusted EBITDA ratio(5)	5.3x
Pro forma net debt to LTM adjusted EBITDA ratio(6)	4.4x
Pro forma total debt to LQA adjusted EBITDA ratio(7)(8)	4.6x
Pro forma net debt to LQA adjusted EBITDA ratio(7)(9)	3.9x

(1)	These cash flow line items for the years ended December 31, 2016, 2015 and 2014 have been modified to reflect the adoption of ASU 2016-18 and ASU 2016-09. For further discussion, see Note 1 of “Notes to Consolidated Financial Statements” from our Current Report on Form 8-K, which was filed on August 3, 2017 and is incorporated by reference in this prospectus supplement.

(2)	For a discussion of one of our primary non-GAAP metrics, adjusted EBITDA, and a reconciliation to income from continuing operations, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016 and from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017.

(3)	Total debt includes debt, net of premiums, discounts and debt issuance costs, and capital lease and other financing obligations.

(4)	The following ratios are calculated in a manner consistent with our financial statements, which may not be consistent with the manner in which such ratios would be calculated under the supplemental indenture governing the notes.

(5)	Pro forma total debt to LTM adjusted EBITDA ratio is presented as pro forma total debt, after giving pro forma effect to the sale of the notes and application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, gross of discounts and unamortized debt issuance costs, divided by adjusted EBITDA for the twelve months ended September 30, 2017.

(6)	Pro forma net debt to LTM adjusted EBITDA ratio is presented as pro forma total debt, after giving pro forma effect to the sale of the notes and application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, gross of discounts and unamortized debt issuance costs, less pro forma cash, cash equivalents and short-term and long-term investments, after giving pro forma effect to the sale of the notes, divided by adjusted EBITDA for the twelve months ended September 30, 2017.

(7)	LQA adjusted EBITDA is calculated by multiplying our adjusted EBITDA for the three months ended September 30, 2017 by four. A number of factors, such as fluctuations in our quarterly operating results as discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and other factors may cause adjusted EBITDA generated in a particular three-month period to not be comparable to adjusted EBITDA generated in any twelve-month period (or full fiscal year). Our LQA adjusted EBITDA may be different from our actual results for any twelve-month period and such differences could be material.

(8)	Pro forma total debt to LQA adjusted EBITDA ratio is presented as pro forma total debt, after giving pro forma effect to the sale of the notes and application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, gross of discounts and unamortized debt issuance costs, divided by our LQA adjusted EBITDA for the period ended September 30, 2017. See footnote (7) above.

(9)	Pro forma net debt to LQA adjusted EBITDA ratio is presented as pro forma total debt, after giving pro forma effect to the sale of the notes and application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, gross of discounts and unamortized debt issuance costs, less pro forma cash, cash equivalents and short-term and long-term investments, after giving pro forma effect to the sale of the notes, divided by our LQA adjusted EBITDA for the period ended September 30, 2017. See footnote (7) above.

Risk factors

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Risks relating to the notes

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms in this section “Risk factors—Risks relating to the notes” mean Equinix, Inc. and not any of its subsidiaries.

Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.

Our subsidiaries will not guarantee the notes. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or to provide us with funds for our payment obligations. Substantially all of our operations are conducted through our subsidiaries and we derive substantially all our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the notes, depends in large part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Payments to us by our subsidiaries also will be contingent upon their earnings and their business considerations. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Because we depend in large part on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes. Our subsidiaries held approximately 88% of our consolidated assets as of September 30, 2017.

The notes will be unsecured and effectively subordinated to any of our existing or future secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.

The notes will be our general unsecured senior obligations, ranking equal in right of payment with our existing and any future unsubordinated indebtedness. However, because they are unsecured, the notes will be effectively junior to any of our existing or future secured indebtedness to the extent of the value of the assets securing such debt. As of September 30, 2017, we had approximately $10.1 billion of consolidated indebtedness. As of September 30, 2017, after giving pro forma effect to the sale of the notes and application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, we would have had total consolidated indebtedness of approximately $10.1 billion, approximately $1.1 billion of which would have represented secured indebtedness, which excludes approximately $1.7 billion of capital lease and other financing obligations.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries, which may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distribution to us. As of September 30, 2017, after giving pro forma effect to the sale of the notes and application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, our subsidiaries would have had $2.0 billion of indebtedness (excluding trade payables and intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP), which includes $1.6 billion of capital lease and other financing obligations, all of which would be structurally senior to the notes.

The supplemental indenture governing the notes will permit us and our subsidiaries to incur significant amounts of additional indebtedness, including secured indebtedness. In the event that we are declared bankrupt, become insolvent or liquidate or reorganize, our assets that serve as collateral under any such secured indebtedness would be made available to satisfy the obligations under the secured indebtedness before those assets may be used to satisfy our obligations with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

Our debt agreements allow us and our subsidiaries to incur significantly more debt, which could exacerbate the other risks described herein, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The terms of our debt instruments, including the supplemental indenture governing the notes offered hereby and the agreement governing our credit facility, permit us and our subsidiaries to incur additional indebtedness. Additional debt may be necessary for many reasons, including to adequately respond to competition, to comply with regulatory requirements related to our service obligations or for financial reasons alone. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our operating results and financial condition could exacerbate the other risks described herein, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of September 30, 2017, we had approximately $1.4 billion of additional liquidity available to us from our $1.5 billion revolving credit facility, subject to our compliance with the financial covenants and other conditions precedent set forth in the credit agreement relating to such facility.

Our credit facility and other existing debt instruments have restrictive covenants that could limit our financial flexibility.

The indentures relating to our existing senior notes and the agreement governing our existing credit facility, including the Term B-2 Loan borrowings, contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests.

Our ability to borrow under our revolving credit facility is subject to compliance with certain financial covenants, including leverage and interest coverage ratios. Our revolving credit facility and term loan facility include other restrictions that, among other things: limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. The indentures related to our existing senior notes contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on incurring additional indebtedness or issuing preferred stock;

•	limitations on the creation of certain liens;

•	limitations on incurring restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•	limitations on transactions with affiliates; and

•	limitations on the sale of assets.

Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

The indenture relating to the notes offered hereby will not contain many of the limitations described above that are applicable to our other indebtedness.

The limited covenants in the indenture and the supplemental indenture governing the notes offered hereby and the terms of the notes will not provide protection against some types of corporate events and may not protect your investment.

The indenture and the supplemental indenture governing the notes offered hereby will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities;

•

restrict our ability to make investments or to repurchase or pay dividends or other distributions or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

In addition, the limitation on liens and limitation on sale and leaseback transactions covenants contained therein with respect to property held by us or our restricted subsidiaries contain exceptions that will allow us to create, grant or incur liens or security interests in a number of circumstances.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the supplemental indenture governing the notes offered hereby and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of notes—Change of Control Triggering Event”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase.

If we experience a Change of Control Triggering Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the supplemental indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of notes—Change of Control Triggering Event.” Moreover, if holders of the notes elect to have their notes repurchased by us (or holders of our other existing and future debt securities, such as our existing senior notes that have a right to require us to repurchase their securities upon such a Change of Control Triggering Event, elect to have their debt securities repurchased by us) it could cause a default under our existing or future debt, even if the Change of Control Triggering Event itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us.

The provisions in the indenture and the supplemental indenture governing the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

While the supplemental indenture and the notes offered hereby contain terms intended to provide protections to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. The provisions in the indenture and the supplemental indenture governing the notes offered hereby relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, including the requirement that the transactions be accompanied or followed within 60 days by a downgrade in the rating of the notes below the rating of the notes in effect on the day of the original issuance of the notes. Except as described under “Description of notes—

Change of Control Triggering Event” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction. Further, the definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

An active trading market for the notes may not develop or be maintained; many factors affect the trading market and value of the notes.

The notes are a new issue of securities with no trading history or established trading market. We will apply, following the completion of this offering, to have the notes listed on the Exchange and admitted for trading on the Official List of the Exchange on or prior to the first interest payment date. However, no assurance can be given that the notes will become or will remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We cannot assure you that a trading market for the notes will ever develop or, if a trading market develops, that it will be maintained or provide adequate liquidity, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price.

The market valuation of the notes may be exposed to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the value of the notes, and to high-yield bonds generally, and thereby negatively impact the market for high-yield bonds, and more specifically, the notes. Because the notes may be thinly traded, it may be more difficult to sell and accurately value the notes. In addition, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding high-yield notes. This risk is exacerbated by general market volatility, which has been characteristic of global financial markets in recent periods, and ongoing macroeconomic uncertainty.

Our credit ratings may not reflect all of the risks of an investment in the notes.

The credit ratings on the notes may not reflect the potential impact of all of the risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the notes.

The unaudited pro forma financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only, and may not be an indication of our financial condition or results of operations following our purchase from Verizon Communications Inc. (“Verizon”), completed on May 1, 2017, of Verizon’s colocation business consisting of 29 data center buildings, located in the United States, Brazil and Colombia (the “Selected Verizon Data Center Business” or the “Acquisition”) for a cash purchase price of approximately $3.6 billion, subject to certain adjustments.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be an indication of our actual financial condition or results of operations following the Acquisition. The unaudited pro forma condensed combined financial information was derived from the historical consolidated financial statements of Equinix and the abbreviated financial statements of the Selected Verizon Data Center Business and certain adjustments and assumptions were made regarding Equinix. The unaudited pro forma condensed combined financial information does not reflect all costs that were incurred or are expected to be incurred by us in connection with the Acquisition. For example, the impact of any incremental costs incurred in integrating Equinix and the Selected Verizon Data Center Business is not reflected in the unaudited pro forma condensed combined financial information. As a result, our actual financial condition and results of operations following the Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. Since the unaudited pro forma condensed combined financial information was first presented, the intangible assets, goodwill, property, plant and equipment, working capital and deferred taxes have been updated in our condensed consolidated balance sheet as of September 30, 2017, to reflect updates in valuation analysis and finalization of these arrangements. See Equinix’s Form 10-Q for the period ended September 30, 2017, which is also incorporated by reference in this prospectus supplement. Further, other assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect our actual financial condition or results of operations following the Acquisition. The trading price of the notes may be adversely affected if our actual results fall short of the historical results reflected in the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement.

Holders of the notes will receive payments solely in euros subject to limited exceptions.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the supplemental indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes. See “Exchange rates.”

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that the notes will be issued only with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. The notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of notes such that its holding amounts to at least €100,000.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately €986.7 million (or approximately $1,175.2 million).

We intend to use the net proceeds of this offering, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan. On January 6, 2017, we borrowed the full amount of the Term B-2 Loan of €1,000.0 million, or approximately $1,059.8 million at the exchange rate in effect on January 6, 2017. On May 1, 2017, we completed the acquisition of Verizon’s colocation business located in the United States, Brazil and Colombia for a cash purchase price of approximately $3.6 billion. This acquisition was funded by the borrowing of the Term B-2 Loan and proceeds from the issuance of additional senior notes and of our common stock.

The Term B-2 Loan bears interest at an index rate based on LIBOR plus a margin of 2.50%. The Term B-2 Loan must be repaid in equal quarterly installments of 0.25% of the original principal amount starting in the second quarter of 2017, with the remaining amount outstanding to be repaid in full on January 6, 2024. As of September 30, 2017, the Term B-2 Loan had a €995.0 million outstanding balance, or a total of approximately $1,175.6 million at the exchange rate in effect on September 30, 2017. Certain of the underwriters are lenders under the Term B-2 Loan, and accordingly will receive a portion of the net proceeds from this offering. See “Underwriting.”

Exchange rates

The table below sets forth, for the periods indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros (expressed in dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00 = $1.19110, as of noon, New York City time on December 1, 2017 on the Bloomberg page “BFIX.”

	High	Low	Average(1)	Period end

Period
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3281	1.3779
2014	1.3927	1.2101	1.3297	1.2101
2015	1.2015	1.0524	1.1096	1.0859
2016	1.1516	1.0375	1.1072	1.0552
January 2017	1.0794	1.0416	1.0631	1.0794
February 2017	1.0802	1.0551	1.0650	1.0618
March 2017	1.0882	1.0514	1.0691	1.0698
April 2017	1.0941	1.0606	1.0714	1.0895
May 2017	1.1236	1.0869	1.1050	1.1236
June 2017	1.1420	1.1124	1.1233	1.1411
July 2017	1.1826	1.1336	1.1530	1.1826
August 2017	1.2025	1.1701	1.1813	1.1895
September 2017	1.2040	1.1746	1.1914	1.1814
October 2017	1.1847	1.1581	1.1755	1.1651
November 2017	1.1936	1.1577	1.1744	1.1903

(1)	The average of the noon buying rates on each day of the relevant year or period.

Ratio of earnings to fixed charges and preferred stock dividends

The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends:

	Years ended December 31,					Nine months ended September 30,
	2012	2013	2014	2015	2016	2017

Ratio of earnings to fixed charges	1.6x	1.4x	1.2x	1.6x	1.3x	1.4x
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	1.6x	1.4x	1.2x	1.6x	1.3x	1.4x

(1)	We had no preferred securities outstanding for the periods presented; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) from continuing operations before income tax expense and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest, and amortization of capitalized interest. The portion of rent expense that was attributed to interest represents a reasonable approximation of the interest factor.

Capitalization

The following table sets forth our cash, cash equivalents and short-term and long-term investments, restricted cash and current portion of our indebtedness and our capitalization as of September 30, 2017:

•	on an actual basis; and

•

on an as adjusted basis to give effect to this offering, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds therefrom, together with approximately $10 million cash on hand, to repay in full the Term B-2 Loan, as described under “Use of proceeds”.

You should read this table in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
(dollars in thousands)	Actual	As adjusted(2)

Cash, cash equivalents and short-term and long-term investments	$1,640,445	$1,630,543

Restricted cash	$36,207	$36,207

Current portion of capital lease and other financing obligations	$60,201	$60,201

Current portion of mortgage and loans payable	$84,455	$72,640

Long-term debt, net of current portion:
Capital lease and other financing obligations	$1,612,188	$1,612,188
Mortgage and loans payable	2,551,510	1,399,944
2.875% euro senior notes due 2025, net(1)	1,165,534	1,165,534
4.875% senior notes due 2020, net	—	—
5.375% senior notes due 2022, net	743,916	743,916
5.375% senior notes due 2023, net	992,528	992,528
5.750% senior notes due 2025, net	495,131	495,131
5.875% senior notes due 2026, net	1,086,136	1,086,136
5.375% senior notes due 2027, net	1,234,031	1,234,031
% senior notes due 2028 offered hereby	—	1,175,243

Total long-term debt	$9,880,974	$9,904,651

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized, actual and as adjusted; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value per share; 300,000,000 shares authorized, actual and as adjusted; 78,636,245 shares issued and 78,233,670 shares outstanding, actual and as adjusted	79	79
Additional paid-in capital	9,718,580	9,718,580
Treasury stock	(146,369)	(146,369)
Accumulated dividends	(2,433,600)	(2,433,600)
Accumulated other comprehensive loss	(783,947)	(783,947)
Retained earnings	187,474	174,096

Total stockholders’ equity	6,542,217	6,528,839

Total capitalization	$16,423,191	$16,433,490

(1)	The 2.875% euro senior notes are denominated in euros with €1,000.0 million outstanding as of September 30, 2017.

(2)	Does not reflect repayment in full of the Term A Loans and Term B-1 Loans with the proceeds of loans borrowed under the New Credit Facility. See “Prospectus summary—Recent developments”.

Debt is presented net of issuance costs and unamortized discounts.

Description of notes

This section describes the     % senior notes due 2028 (the “notes”) that will be issued by the Company. The Company will issue the notes under a supplemental indenture (the “Supplemental Indenture”) to that certain base indenture, dated as of December                     , 2017 (together with the Supplemental Indenture, the “Indenture”), between itself and U.S. Bank National Association, as Trustee (the “Trustee”). The following is a summary of the material provisions of the Indenture. The Indenture will comply with the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to certain provisions of the Trust Indenture Act. You can find definitions of certain capitalized terms used in this description under “—Certain definitions.”

For purposes of this section, references to the “Company” include only Equinix, Inc. and not its subsidiaries. You are encouraged to read the Indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the Indenture are available upon request to the Company at the address indicated under “Where you can find more information” in this prospectus supplement.

The Company will issue the notes in fully registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00 = $1.19110, as of noon, New York City time on December 1, 2017 on the Bloomberg page “BFIX.”

Payments on the notes; Paying agent

Elavon Financial Services DAC, UK Branch will initially act as paying agent, and Elavon Financial Services DAC will initially act as Registrar for the notes. Initially, the paying agent’s office in London, United Kingdom and the Registrar’s office in Dublin, Ireland will serve as the Company’s office and agency for these respective purposes. The notes may be presented for registration or transfer and exchange at the office of the Registrar. The Company may change any paying agent and Registrar without notice to holders of the notes (the “Holders”). In addition, the Company or any of its Subsidiaries may act as paying agent in connection with the notes other than for the purposes of effecting a redemption described under “—Redemption upon a tax event” or “—Redemption” or an offer to purchase the notes described under “—Change of Control Triggering Event.” The Company will make all payments in same-day funds.

The Company may elect that payment of interest on notes be made by wire transfer or by check mailed to the address of the appropriate person as it appears on the security register. So long as the registered owner of the notes is a common depositary of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream. See “—Book-entry system and form of notes” below.

No service charge will be made for any registration of a transfer, exchange or redemption of the notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange (but not for a redemption).

Listing

We will apply, following the completion of this offering, to have the notes listed on The International Stock Exchange (the “Exchange”) and admitted for trading on the Official List of the Exchange on or prior to the first interest payment date. However, no assurance can be given that the notes will become or will remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Principal, maturity and interest

The Company is issuing €1,000,000,000 aggregate principal amount of notes in this offering and may issue an unlimited principal amount of additional notes at later dates under the same Indenture as the notes (the “Additional Notes”). Any Additional Notes that the Company issues in the future will be identical in all respects to the notes and will be treated as a single class for all purposes under the Indenture with the notes offered hereby, except that such Additional Notes will have different issuance dates and may have different issuance prices; provided that if any such Additional Notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have one or more separate ISIN numbers. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of notes” include any Additional Notes that are actually issued.

The notes will mature on February 1, 2028, unless earlier redeemed or repurchased.

Interest on the notes will accrue at a rate of     % per annum. Interest on the notes will be payable semiannually in arrears on February 1 and August 1 of each year commencing on August 1, 2018. The Company will pay interest to those persons who were holders of record on the January 15 or July 15 immediately preceding each interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months (US 30/360).

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

The notes will be general senior obligations of the Company. The Holders’ right to payment under these notes will be:

•

effectively subordinated to all of the existing and any future secured indebtedness of the Company, including debt outstanding under any secured Bank Facility or secured by any mortgage, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any Subsidiaries of the Company;

•	equal in right of payment to all existing and any future senior indebtedness of the Company; and

•	senior in right of payment to any existing and future subordinated indebtedness of the Company.

At September 30, 2017, after giving effect to this offering and the application of the net proceeds therefrom as more fully described under “Use of proceeds,” but without giving effect to the repayment in full of the Term A Loans and Term B-1 Loans with the proceeds of loans borrowed under the New Credit Facility. See “Prospectus summary—Recent developments.”

•

the Company would have had total consolidated indebtedness of approximately $10.1 billion, approximately $1.1 billion of which would have represented secured indebtedness, which excludes approximately $1.7 billion of capital lease and other financing obligations;

•	if the Company borrowed all of the approximately $1.4 billion available under its revolving credit facility, $1.4 billion of such borrowings would have been secured indebtedness; and

•

the Subsidiaries of the Company would have had approximately $2.0 billion of indebtedness (excluding trade payables and intercompany items and liabilities of a type not required to be reflected on a balance sheet of such Subsidiaries in accordance with GAAP), which includes $1.6 billion of capital lease and other financing obligations, all of which would have been structurally senior to the notes.

Issuance in euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See ‘‘Risk factors’’ in this prospectus supplement.

Additional amounts

All payments made by the Company under or with respect to the notes will be made free and clear of, and without withholding or deduction for or on account of, any Tax, unless the withholding or deduction of such Tax is then required by law. If any deduction or withholding by any applicable withholding agent for or on account of any Taxes imposed or levied by or on behalf of the United States or a taxing authority of or in the United States (a “Tax Jurisdiction”) will at any time be required to be made in respect of any payments made by the Company under or with respect to the notes, including payments of principal, redemption price, purchase price, interest or premium, then the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the notes that is not a U.S. Person (as defined below) after such withholding, deduction or imposition (including any such withholding, deduction or imposition in respect of any such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the holder of a note (or the beneficial owner for whose benefit such holder holds such note) or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) having a current or former connection with the relevant Tax Jurisdiction (other than a connection arising solely from the ownership or disposition of such note, the enforcement of rights under such note or the receipt of any payments in respect of such note), including being or having been a citizen or resident of such Tax Jurisdiction, being or having engaged in a trade or business in such Tax Jurisdiction or having or having had a permanent establishment in such Tax Jurisdiction; or

(b) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(2) any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of Additional Amounts had the beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(4) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a note for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder or beneficial owner would otherwise have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(5) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the notes;

(6) any U.S. federal withholding tax imposed as a result of the beneficial owner:

(a) being a controlled foreign corporation for U.S. federal income tax purposes related to the Company;

(b) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the Code; or

(c) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(7) any estate, inheritance, gift, sales, transfer, excise, wealth, capital gains, personal property or similar Taxes;

(8) any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of notes to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally eligible to provide such certification or documentation;

(9) any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of the Indenture (or any amended or successor version that is substantively comparable), any regulations promulgated thereunder or any other official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the date of Indenture (or any amended or successor version described above) or any intergovernmental agreements (and any related law, regulation or official administrative guidance) implementing the foregoing; or

(10) any combination of items (1) through (9) above.

Except as specifically provided under this heading “Additional amounts,” the Company will not be required to make any payment for any Tax.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, the Company will deliver to the Trustee and paying agent promptly prior to the date of that payment an officers’ certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent shall be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary.

The Company, if it is the applicable withholding agent, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company will furnish to the Trustee upon reasonable written request, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other reasonable evidence of payments by such entity.

Whenever in the Indenture or in this “Description of notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its notes, and will apply, mutatis mutandis, to any successor Person to the Company.

As used under this heading “Additional amounts” and under the heading “Redemption upon a tax event,” the term “United States” means the United States of America, any state thereof and the District of Columbia, and the term “U.S. Person” means any person that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Redemption upon a tax event

The Company may redeem the notes, in whole but not in part, at its option, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the notes and the Trustee (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption (“Tax Event Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Event Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the notes on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if, on the next date on which any amount would be payable in respect of the notes, the Company is or, based upon an opinion of independent tax counsel of recognized standing in the relevant Tax Jurisdiction, would be required to pay Additional Amounts in respect of the notes and cannot avoid such payment obligation by taking reasonable measures available to the Company, and such requirement arises as a result of:

(1) any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, which change or amendment is announced and becomes effective after the Issue Date; or

(2) any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which amendment or change is announced and becomes effective after the Issue Date.

The Company will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Before the Company publishes or delivers a notice of redemption in respect of a Tax Event Redemption Date as described above, the Company will deliver to the Trustee an officers’ certificate to the effect that the Company cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and, if required, the opinion of independent tax counsel described above. Any notice of redemption shall otherwise be given pursuant to the procedures described under “—Optional Redemption.” The Trustee shall accept, and will be entitled to conclusively rely on, such an opinion of counsel and such officers’ certificate as sufficient evidence of the existence and satisfaction of the conditions precedent described in clause (1) or (2) above, as applicable, and upon delivery of such opinion of counsel and officers’

certificate to the Trustee the Company will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the Holders of the notes.

Redemption

Other than as described in “—Redemption upon a tax event” and as set forth below, the notes are not redeemable prior to maturity.

At any time prior to February 1, 2021, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) outstanding under the Indenture, at a redemption price equal to     % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) issued under the Supplemental Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after February 1, 2023, the Company may redeem all or a part of the notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Redemption price of the notes

2023	%
2024	%
2025 and thereafter	100.000%

At any time prior to February 1, 2023, the Company may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date.

Selection and notice of redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee:

1. by a method that complies with the requirements, as certified to the Trustee by the Company, of the securities exchange, if any, on which the notes are listed at such time, and in compliance with the requirements of the relevant clearing system; provided that, the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; or

2. if the notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the notes are not held through a clearing system or the clearing system prescribes no method of selection, by lot.

No notes of a principal amount of €100,000 or less shall be redeemed in part. The Company will also comply with any other requirements of the securities exchange, if any, on which the notes are listed at such time.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address (or, in the case of notes represented by global notes, notice will be given in accordance with the applicable procedures of Euroclear or Clearstream) and the Trustee, provided that, if the redemption notice is issued in connection with a defeasance of the notes or satisfaction and discharge of the Indenture governing the notes, the notice of redemption may be delivered more than 60 calendar days before the date of redemption. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a global note will be made). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price. Any redemption or notice of redemption, other than a notice of redemption delivered pursuant to “—Redemption upon a tax event” (which must be irrevocable), may, at our discretion, be subject to one or more conditions precedent.

No sinking fund; offers to purchase; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control Triggering Event.” We may at any time and from time to time purchase notes in the open market or otherwise (including pursuant to cash-settled swaps or derivatives), subject to compliance with applicable securities laws.

Holding company structure

The Company is a holding company for its Subsidiaries. Substantially all of the Company’s operations are conducted through its Subsidiaries and the Company derives substantially all its revenues from its Subsidiaries, and substantially all of its operating assets are owned by its Subsidiaries. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of notes. See “Risk Factors—Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.”

Guarantees

The notes will not be guaranteed by any of the Company’s Subsidiaries.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless the Company or a third party has previously or concurrently delivered a redemption notice with respect to all outstanding notes as described under “—Redemption upon a tax event” or “—Redemption,” the Company will be required to make an offer to purchase each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, the Company must send, or cause the Trustee to send, by first class mail (or, in the case of notes represented by global notes, in accordance with the applicable procedures of Euroclear or Clearstream), a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed and specifying the portion (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s notes that it agrees to sell to the Company pursuant to the Change of Control Offer, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company would be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may in the future prohibit the Change of Control Offer. The failure to consummate a Change of Control Offer would constitute an Event of Default under the Indenture. See “Risk factors—We may not be able to repurchase the notes upon a Change of Control Triggering Event” for more information.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law, which is the governing law of the Indenture, to represent a specific quantitative test. As a consequence, if Holders of the notes assert that the Company is required to make a Change of Control Offer and the Company elects to contest such assertion, there is uncertainty as to how a court interpreting New York law would interpret the term. Neither the Board of Directors of the Company nor the Trustee may waive the covenant of the Company to make a Change of Control Offer following a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness and to grant Liens on the property of the Company and the Restricted Subsidiaries may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or stockholders of the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by their respective management. However, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, amalgamation, restructuring, merger or similar transaction.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. The Company (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control Triggering Event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain covenants

The Indenture will contain, among others, the following covenants:

Limitation on liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

1. in the case of Liens securing Subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

2. in all other cases, the notes are equally and ratably secured, except for:

(a) Liens securing borrowings under a Bank Facility in an amount not to exceed the greater of (x) $4.4 billion and (y) such amount that at the time of incurrence (or, in the case of Designated Revolving Commitments, on the date such Designated Revolving Commitments are designated as such (but only to the extent and so long as so designated) after giving pro forma effect to the incurrence of the entire amount of Indebtedness designated thereunder, in which case such designated amount under such Designated Revolving Commitments may thereafter be borrowed, repaid and reborrowed, in whole or in part, from time to time, without further compliance with any limitations on Liens set forth in this subsection titled “Limitation on Liens”) and after giving pro forma effect to any such Lien and obligations secured thereunder (including the use of proceeds thereof) the Company and its Restricted Subsidiaries shall have a Secured Leverage Ratio less than or equal to 2.25 to 1.0;

(b) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(c) Liens securing the Company’s and its Restricted Subsidiaries’ Obligations under any hedge facility permitted under the Indenture to be entered into by the Company and its Restricted Subsidiaries;

(d) Liens securing the notes;

(e) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; and

(f) Permitted Liens.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Limitation on Sale and Leaseback Transactions.    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

1. the Sale and Leaseback Transaction is solely with the Company or a Restricted Subsidiary;

2. the lease is for a period not in excess of 36 months (or which may be terminated by us or any of our subsidiaries within a period of not more than 36 months);

3. we would be able to incur indebtedness secured by a Lien with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the second enumerated item of the “Limitation on Liens” subsection described above; or

4. the Company or such Restricted Subsidiary within 365 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (i) the permanent retirement of Notes, other Indebtedness of the Company ranking on a parity with the Notes in right of payment or Indebtedness of the Company or a Restricted Subsidiary or (ii) the purchase of other property; provided that, in lieu of applying such amount to the retirement of Pari Passu Indebtedness, we may deliver notes to the Trustee for cancellation; such notes to be credited at the cost thereof to us.

Consolidation, merger and sale of assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

1. either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”);

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation; and

(y) shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

2. immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above, no Default or Event of Default shall have occurred or be continuing; and

3. the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses 1 and 2, but subject to the proviso in subclause (x) of clause 1(b), the Company may merge with (a) any of its Wholly Owned Restricted Subsidiaries or (b) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

For the avoidance of doubt, nothing in this covenant shall prevent the Company or any Restricted Subsidiary from consummating the Company Conversion.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by the Indenture shall be provided by and for such surviving entity.

Payments for consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to holders.    Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and, upon request, to any Holder of the notes within fifteen (15) business days after filing, or in the event no such filing is required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the United States Securities and Exchange Commission (the “Commission”) on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustee and, upon request, to any Holder of the notes, information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.

Notwithstanding anything to the contrary herein, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of default” until 90 days after the date any report hereunder is due to be delivered to the Trustee.

Events of default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, consolidation and sale of assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $350.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $350.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(6) certain events of bankruptcy affecting the Company or any of its Material Subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

1. if the rescission would not conflict with any judgment or decree;

2. if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

4. if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

5. in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under federal securities law, and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

1. the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the applicable notes when such payments are due;

2. the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

3. the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

4. the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Company must irrevocably deposit with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee), for the benefit of the Holders, cash in euro (or U.S. dollars as described under “—Issuance in euro”), non-callable European Government Obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

2. in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

5. such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

6. the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

7. the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

8. the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

9. certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause 2 above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

1. either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee) funds in an amount in cash in euro (or U.S. dollars as described under “—Issuance in euro”), European Government Obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

2. the Company has paid all other sums payable under the Indenture by the Company with respect to the notes; and

3. the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

Except as provided in the next two succeeding paragraphs, the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the Indenture or the notes and the holders of at least a majority in aggregate principal amount of the notes outstanding may waive any past default or compliance with any provisions of the Indenture or the notes.

Without the consent of each holder of an outstanding note, no amendment or waiver may:

1. reduce the amount of notes whose Holders must consent to an amendment;

2. reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

3. reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor, other than prior to the Company’s obligation to purchase notes under provisions relating to the Company’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event;

4. make any notes payable in money other than that stated in the notes;

5. make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration), or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

6. after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or, after such

Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto;

7. modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the Holders;

8. [Reserved]; or

9. modify or change the amendment provisions of the notes or the Indenture.

The Indenture and the notes may be amended by the Company and the Trustee without the consent of any holder of the notes to:

1. cure any ambiguity, defect or inconsistency;

2. provide for the assumption by a Surviving Entity of the obligations of the Company under the Indenture;

3. provide for uncertificated notes in addition to or in place of certificated notes;

4. [Reserved];

5. secure the notes, add to the covenants of the Company for the benefit of the holders of the notes or surrender any right or power conferred upon the Company;

6. make any change that does not adversely affect the rights of any holder of the notes;

7. comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

8. provide for the issuance of Additional Notes in accordance with the Indenture;

9. evidence and provide for the acceptance of appointment by a successor Trustee;

10. conform the text of the Indenture or the notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a recitation of a provision of the Indenture or the notes; or

11. make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the notes.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing law

The Indenture will provide that it, the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Board action

Any action required or permitted to be taken by the Board of Directors of the Company pursuant to the terms of the Indenture may be taken by a duly constituted committee of the Board of Directors of the Company.

Book-entry system and form of notes

The notes will be issued in the form of one or more global notes. The global notes will be deposited with a common depository for the accounts of Euroclear and/or Clearstream and will be registered in the name of the common depository. Ownership of interests in the global notes, referred to as “book-entry interests”, will be limited to persons that have accounts with Clearstream and Euroclear. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and/or Clearstream and its participants. The terms of the Indenture will provide for the issuance of definitive registered notes in certain circumstances.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a

Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the note at February 1, 2023 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the note through February 1, 2023 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Bund Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the note, if greater.

Neither the Trustee nor any paying agent shall have any obligation to calculate or verify the calculation of the Applicable Premium.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Bank Facility” means any credit agreement, including the Credit Agreement dated December 17, 2014, among Bank of America, N.A., Equinix, Inc. and the guarantors party thereto, as amended on April 30, 2015, December 8, 2015, December 22, 2016 and August 15, 2017, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements or indentures extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, holders, lender or group of lenders.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of

Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from the applicable Redemption Date to February 1, 2028, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to February 1, 2028; provided, however, that, if the period from the applicable Redemption Date to February 1, 2028, is less than one year, a fixed maturity of one year shall be used;

(2) “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith; and

(4) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the relevant date.

provided, however, that in no case for any purposes under the Indenture shall the Bund Rate be less than 0.00%.

“Capital Stock” means:

1. with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

2. with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) debt securities denominated in euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c) certificates of deposit denominated in euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d) any cash deposit denominated in euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A-by S&P;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of one or more of the following events:

1. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

2. the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

3. any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

For the avoidance of doubt, the consummation of the Company Conversion shall not constitute a “Change of Control”.

“Change of Control Triggering Event” means, in each case, the occurrence of both (i) a Change of Control and (ii) a Rating Event.

“Clearstream” means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Conversion” means the actions taken by the Company and its Subsidiaries in connection with Company’s qualification as a REIT, including without limitation, (y) separating from time to time all or a portion of its United States and international businesses into, as defined by the Code, taxable REIT subsidiaries (“TRS”) and/or qualified REIT subsidiaries (“QRS”) (it being understood that any such TRS and/or QRS shall remain Restricted Subsidiaries as prior to the Company Conversion) and (z) amending its charter to impose ownership limitations on the Company’s Capital Stock directly or indirectly by merging into a Wholly Owned Restricted Subsidiary of the Company.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Indenture (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5) any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock); plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(8) any net loss from disposed or discontinued operations; plus

(9) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification (“ASC”) 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(10) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus

(12) the amount of any costs and expenses associated with the Company Conversion, including, without limitation, planning and advisory costs related to the foregoing; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(2) any net gain from disposed or discontinued operations;

(3) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the

Company), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(4) any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

For purposes of this definition, calculations shall be done after giving effect on a pro forma basis for the period of such calculation to:

1. the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and

2. any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1. the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

(a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees;

(b) the net costs under Interest Swap Obligations;

(c) all capitalized interest;

(d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Company that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s)));

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) dividends with respect to Disqualified Capital Stock;

(g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person;

(h) imputed interest with respect to Sale and Leaseback Transactions; and

(i) the interest portion of any deferred payment obligation; plus

2. the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

3. interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

1. any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses (including relating to the Transaction);

2. any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

3. any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

4. the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

5. any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;

6. any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

7. any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

8. any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

9. income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

10. in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

11. the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

12. acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (in each case, whether or not non-recurring).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Revolving Commitments” means the amount or amounts of any commitments to make loans or extend credit on a revolving basis to the Company or any of its Restricted Subsidiaries by any Person other than the Company or any of its Restricted Subsidiaries that has or have been designated (but only to the extent so designated) in an officers’ certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Company subsequently delivers an officers’ certificate to the Trustee to the effect that the amount or amounts of such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in each case, on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Company;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f) issuances pursuant to employee stock plans.

“euro” or “€” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Euroclear” means Euroclear Bank S.A./N.V., or any successor securities clearing agency.

“European Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or any duly appointed officer of the Company or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $50.0 million, shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of July 11, 2011.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing Obligations (other than Obligations described in (1)-(4) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person;

(9) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(10) the aggregate amount of Designated Revolving Commitments in effect on such date.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Issue Date” means                     , 2017.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided, that, in any event and not in limitation of the foregoing, a lease shall not be deemed to be a Lien if such lease is classified as an operating lease under GAAP.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, longlived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Company that ranks pari passu in right of payment with the notes.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security,

including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(7) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens securing Interest Swap Obligations;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the

Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(19) [Reserved];

(20) Liens securing Indebtedness in respect of Sale and Leaseback Transactions;

(21) [Reserved];

(22) Liens securing Indebtedness in respect of mortgage financings; and

(23) Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries otherwise permitted under the Indenture that do not exceed 20.0% of Total Assets at any one time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P and (2) if Fitch, Moody’s or S&P ceases to rate the notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Rating Event” means if the Notes are downgraded by at least one rating category from the applicable rating of such Notes on the first day of the Trigger Period and/or cease to be rated by two of the Rating Agencies on any date during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable downgrading Rating Agency does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated; provided further that in the event that a Rating Agency does not provide a rating of Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of such Notes by such Rating Agency and a downgrade that results in such Notes no longer being rated at the rating category in effect on the first day of the Trigger Period by such Rating Agency, in each case, and shall not be subject to the immediately preceding proviso. The Trustee shall have no obligation to determine whether a Rating Event has occurred.

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated EBITDA for the Company’s four most recent fiscal quarters for which internal financial statements are available preceding such date of determination, in each case with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provision set forth in the definition thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated or junior in right of payment to the notes.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings (including backup withholdings), fees and any charges of a similar nature (including interest, fines, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, at the time of determination, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trigger Period” means the 60-day period commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any two of the three Rating Agencies); provided that the Trigger Period will terminate with respect to each Rating Agency when such Rating Agency takes action (including affirming its existing ratings) with respect to such Change of Control.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

Material U.S. federal income tax consequences

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•

held by those initial investors who purchased such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, or tax consequences applicable to investors subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	tax-exempt entities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their own tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential contingent payment debt treatment.    Under certain circumstances, Equinix may pay amounts in excess of the stated interest and principal payable on the notes. For instance, Equinix would be required to offer to repurchase notes in the circumstances described under “Description of notes—Change of control.” Although the issue is not free from doubt, Equinix intends to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Equinix’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of interest.    Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of tax accounting and that receives a payment of interest (or receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in euro will be required to include in income the U.S. dollar value of the euro payment (determined based on the spot rate on the date the payment is received), and this U.S. dollar value will be the U.S. Holder’s tax basis in the euro received.

A U.S. Holder that uses the accrual method of tax accounting will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a note during an accrual period. The U.S. dollar value of the accrued income will generally be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder that uses the accrual method of tax accounting may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. An accrual method U.S. Holder will generally recognize foreign currency gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange or other disposition attributable to accrued interest) is actually received. The amount of ordinary income or loss recognized will generally equal the difference between the U.S. dollar value of the euro payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). The U.S. Holder’s tax basis in the euro received will generally equal its U.S. dollar value based on the spot rate on the date the payment is received. As discussed below under “—Sale, exchange, redemption, retirement or other disposition of the notes,” the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a note may be limited by the total amount of gain or loss realized upon such disposition.

Sale, exchange, redemption, retirement or other disposition of the notes.    A U.S. Holder’s tax basis in a note will generally be the U.S. dollar value of the euro amount paid for the note, determined on the date of the purchase. A U.S. Holder who purchases a note with previously owned euro will generally recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the euro and the U.S. dollar value of the note on the date of purchase. If the notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys a note will have a tax basis in the note equal to the U.S. dollar value of the euro amount paid for the note, determined on the settlement date, and such a taxpayer will recognize ordinary income or loss on any previously purchased euro based on such value. An accrual method taxpayer may elect the same treatment for all purchases (and sales, as discussed below) of notes traded on an established securities market. This election by accrual method taxpayers cannot be changed without the consent of the IRS.

Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition of the note and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest are treated as interest as described under “—Payments of interest” above. If a note is sold, exchanged or otherwise disposed of in a taxable transaction for an amount denominated in euro, a U.S. Holder’s amount realized generally will equal the U.S. dollar value of the euro received in the sale, exchange or other taxable disposition calculated at the exchange rate in effect on the date of the disposition. If the notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys or sells a note is required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale and an accrual method taxpayer may elect the same treatment for all purchases and sales of notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss realized on the sale, exchange, redemption, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

A U.S. Holder may recognize foreign currency gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the note, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the note, determined using the spot rate on the date the U.S. Holder acquired the note (or, possibly, in the case of cash method or electing accrual method taxpayers, the settlement dates of such disposition and purchase, if the note is treated as traded on an established securities market as discussed above). The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange, redemption, retirement or other disposition of the note. Any such gain or loss generally will be ordinary income or loss. If a U.S. Holder recognizes a loss upon a sale, exchange, redemption, retirement or other disposition of a note and such loss is above certain thresholds (which thresholds are, in the case of individuals and trusts, significantly lower for foreign currency losses than for other loss transactions), the U.S. Holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their own tax advisors regarding this reporting obligation.

A U.S. Holder will have a tax basis in any euro received on the sale, exchange, redemption, retirement or other disposition of a note equal to the U.S. dollar value of the euro, determined on the date of receipt of the euro. If a U.S. Holder purchases euros and uses the euros to acquire notes, the tax basis of the euros will generally be the U.S. dollar value of the euros on the date of purchase. Any gain or loss realized by a U.S. Holder on a sale, exchange, redemption, retirement or other disposition of euro (including its exchange for U.S. dollars) will generally be treated as ordinary income or loss.

Backup withholding and information reporting.    Information returns will generally be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, redemption, retirement or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to timely provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of the notes. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes.

Potential contingent payment debt treatment.    As described in more detail above under “Tax consequences to U.S. Holders—Potential contingent payment debt treatment,” Equinix intends to take the position that the possibility of making payments in excess of the stated interest and principal payable on the notes under certain circumstances does not result in the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments on the notes.    Subject to the discussions below concerning backup withholding and FATCA, payments of principal, interest and premium (if any) on the notes by Equinix or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Equinix entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Equinix through stock ownership; and

•	the Non-U.S. Holder certifies on a properly executed IRS Form W-8BEN or Form W8BEN-E, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder cannot satisfy one of the requirements described above and interest on the notes is not exempt from withholding because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax discussed in the preceding paragraph. Non-U.S. Holders are urged to consult their own tax advisors regarding any different tax consequences if an applicable income tax treaty applies and regarding other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits attributable to its notes.

Sale, exchange or other disposition of notes.    Subject to the discussions below under “—Backup withholding and information reporting” and “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale or other disposition of notes (other than with respect to amounts attributable to accrued interest which will be subject to tax in the manner described above), unless the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax imposed at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose U.S. federal withholding of 30% on payments of interest on the notes and, for dispositions after December 31, 2018, gross proceeds from the disposition of the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether such foreign financial institutions or other non-U.S. entities are beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their own tax advisors regarding the effects of FATCA on their investment in the notes.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. Merrill Lynch International, Citigroup Global Markets Inc., J.P. Morgan Securities plc, MUFG Securities EMEA plc and RBC Europe Limited are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters as of the date of this prospectus supplement. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes set forth opposite that underwriter’s name:

Underwriters	Principal amount of notes

Merrill Lynch International	€
Citigroup Global Markets Inc.
J.P. Morgan Securities plc
MUFG Securities EMEA plc
RBC Europe Limited
Barclays Bank plc
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
ING Bank N.V., London Branch
TD Securities (USA) LLC
Wells Fargo Securities International Limited
BNP Paribas
Mizuho International plc
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Scotiabank Europe plc
SMBC Nikko Capital Markets Limited
U.S. Bancorp Investments, Inc.

Total		€1,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The underwriters may also offer and sell notes in the United States through one of more of their respective affiliates or through United States-registered broker dealers. Certain of the underwriters are not registered broker-dealers in the United States, and therefore, to the extent that they intend to effect any offers or sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers pursuant to applicable U.S. securities laws and regulations.

In the underwriting agreement, we have agreed that:

•

we will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus supplement) for a period of 45 days after the initial issue date of the notes without the prior consent of Merrill Lynch International, Citigroup Global Markets Inc., J.P. Morgan Securities plc, MUFG Securities EMEA plc and RBC Europe Limited; and

•

we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

It is expected that delivery of the notes will be made against payment therefor on or about                     , 2017, which is the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Discounts and commissions

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

We estimate that the expenses for this offering payable by us (other than the underwriting discounts and commissions set forth in the table above) will be approximately $2.8 million. The underwriters have agreed to reimburse us for certain expenses relating to this offering.

New issue of notes

The notes are a new issue of securities with no established trading market. We will apply, following the completion of this offering, to have the notes listed on the Exchange and admitted for trading on the Official List of the Exchange on or prior to the first interest payment date. However, no assurance can be given that the notes will become or will remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Beyond the foregoing, we do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the notes, Merrill Lynch International (or one or more of its affiliates), as stabilizing manager (the “Stabilizing Manager”), (or persons acting on behalf of the Stabilizing Manager) may over-allot or effect transactions which stabilize or maintain the market price of the notes at levels which might not otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. There is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

Other relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities, including the Term B-2 Loan, and will be repaid with a portion of the net proceeds of this offering, and the proceeds of this offering will be used, in part, to repay existing debt of the Company, including existing debt owed to certain affiliates of the underwriters. Affiliates of U.S. Bancorp Investments, Inc. are acting as Trustee, paying agent and Registrar for the notes and will receive customary fees and expenses in connection therewith. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates are customers of ours and engage in transactions with us or our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates have lending relationships with us. Certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to prospective investors

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

a) Is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

b) Is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Company, each underwriter and their respective affiliates (the “Transaction Parties”);

c) Is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

d) Has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

e) Is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

f) Understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

Notice to prospective investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor does the Company or any underwriter authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to the Company.

Accordingly, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) other such persons to whom they may otherwise lawfully be communicated under the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and/or the accompanying prospectus relate is available only to and will be engaged in only with Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in

National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus supplement as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the notes on the SIX Swiss Exchange or any other regulated notes market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus supplement schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Legal matters

The legality of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Sullivan & Worcester LLP, Boston, Massachusetts, has passed upon our qualification and taxation as a REIT in an opinion filed with our Current Report on Form 8-K filed on March 2, 2017 with the SEC. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement by reference to Equinix, Inc.’s Current Report on Form 8-K dated August 3, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Equinix, Inc. for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Telecity Group Limited (formerly Telecity Group plc) as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015 included as Exhibit 99.2 of Equinix, Inc.’s Current Report on Form 8-K/A dated March 7, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The abbreviated financial statements of Verizon’s Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations (“Group”), which comprise the Statements of Assets Acquired and Liabilities Assumed as of December 31, 2016 and 2015 and the related Statements of Net Revenues and Direct Expenses for each of the three years in the period ended December 31, 2016 (“Abbreviated Statements”) appearing in Equinix, Inc.’s Current Report on Form 8-K/A dated March 7, 2017 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon, included therein, and incorporated herein by reference. Such Abbreviated Statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Equinix, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2017

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

Unless otherwise indicated, the terms “Equinix,” the “company,” “us,” “we” and “our” refer to Equinix, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

i

EQUINIX, INC.

Equinix, Inc. connects approximately 9,500 companies directly to their customers and partners inside the world’s most interconnected data centers. Today, businesses leverage the Equinix interconnection platform in 48 strategic markets across the Americas, Asia-Pacific, and Europe, Middle East and Africa (EMEA). Equinix operates as a real estate investment trust for federal income tax purposes (“REIT”).

Our principal executive offices are located at One Lagoon Drive, Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section, in addition to the other information set forth in this prospectus or any prospectus supplement or incorporated by reference herein or therein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein are based on information available to us as of their respective dates and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017. You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus or any prospectus supplement or incorporated by reference herein or therein, before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us is also on our website at www.equinix.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on or accessible through the SEC’s website and the information on or accessible through our website do not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	Current Reports on Form 8-K filed on January 9, 2017, February 22, 2017, March 2, 2017, March 14, 2017, March 22, 2017, May 1, 2017, June 2, 2017, June 12, 2017, July 19, 2017, August 3, 2017, August 4, 2017, August 16, 2017, September 11, 2017 and September 20, 2017 and our Current Reports on Form 8-K/A filed on March 7, 2017 and November 7, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	Annual Report on Form 10-K for the year ended December 31, 2016, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 21, 2017, to the extent specifically incorporated by reference into such Annual Report on Form 10-K; and

•	The description of our outstanding Common Stock contained in our Registration Statement No. 000-31293 on Form 8-A filed with the SEC on August 9, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

Attn: Investor Relations

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Nine Months Ended	Years Ended
	September 30, 2017	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Ratio of earnings to fixed charges	1.4x	1.3x	1.6x	1.2x	1.4x	1.6x

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) from continuing operations before income tax expense and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest, and amortization of capitalized interest. The portion of rent expense that was attributed to interest represents a reasonable approximation of the interest factor. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding as of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”). Our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. At September 30, 2017, there were issued and outstanding:

•	78,233,670 shares of our common stock (not counting shares held in treasury);

•	employee restricted stock units for an aggregate of 1,318,587 shares of our common stock;

•	employee stock options to purchase an aggregate of 6,896 shares of our common stock; and

•	zero shares of our preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.”

Preferred Stock

Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors has the authority, without stockholder approval, to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things, the number of shares of the series and the designation thereof, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices and liquidation preferences.

When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Restrictions on Ownership and Transfer

To facilitate compliance with the ownership limitations applicable to a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our certificate of incorporation contains restrictions on the ownership and transfer of our capital stock.

These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or that our stockholders might otherwise deem to be in their best interests.

For us to qualify for taxation as a REIT under the Code, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year. To facilitate compliance with these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our certificate of incorporation contains provisions restricting the ownership or transfer of shares of capital stock.

The relevant sections of our certificate of incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in our certificate of incorporation) may beneficially or constructively own more than 9.8% in value of the aggregate of outstanding shares of capital stock, including common stock and preferred stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of capital stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause capital stock owned actually or constructively by an individual or entity to be treated as owned by another individual or entity. As a result, the acquisition of less than 9.8% in value of outstanding capital stock or less than 9.8% in value or number of outstanding shares of any class or series of capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of outstanding capital stock or 9.8% in value or number of outstanding shares of any class or series of capital stock.

In addition to the ownership limits, our certificate of incorporation prohibits any person from actually or constructively owning shares of capital stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

Our board of directors has in the past granted ownership limitation waivers and may, in its sole discretion, in the future grant such a waiver to a person exempting them from the ownership limits and certain other REIT limits on ownership and transfer of capital stock described above, and may establish a different limit on ownership for any such person. However, our board of directors may not exempt any person whose ownership of outstanding capital stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by our board of directors for an ownership limitation waiver or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of capital stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must generally agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of capital stock described above) will result in the shares of capital stock being automatically transferred to a trust as described below. As a condition of its waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the waiver or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our certificate of incorporation, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of total shares of capital stock or of the shares of a class or series of capital stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of capital stock or of the shares of a class or series of capital stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of capital stock in excess of such percentage will be in violation of the ownership limits.

Our certificate of incorporation further prohibits:

•	any person from transferring shares of capital stock if such transfer would result in shares of capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of capital stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of capital stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to our certificate of incorporation, if there is any purported transfer of our capital stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our capital stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to a trustee designated in accordance with the certificate of incorporation upon demand. Our certificate of incorporation also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in our certificate of incorporation, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of our capital stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses described below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds and extraordinary dividends in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such capital stock will be promptly paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such capital stock. In addition, if prior to discovery by us that shares of our capital stock have been transferred to a trust, such shares of capital stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of capital stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our certificate of incorporation. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the DGCL, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our capital stock set forth in our certificate of incorporation, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

From time to time, at our request, every person that is an owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of our capital stock, must provide us written notice of its name and address, the number of shares of each class and series of our capital stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our capital stock, and any person (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware law

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that, subject to the terms of any series of preferred stock, the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that, subject to the terms of any series of preferred stock, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by the DGCL;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that, subject to exceptions, certain waivers we may grant and constructive ownership rules, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of (i) 9.8% in value of the outstanding shares of all classes or series of Equinix stock or (ii) 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of Equinix stock (as described above in “Restrictions on Ownership and Transfer”);

•	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors;

•	permit stockholders to act by written consent so long as stockholders holding at least 25% of the voting power of the outstanding capital stock request that the board of directors set a record date for the action by written consent, and in connection with such a request for the establishment of a record date, provide certain information, make certain representations and comply with certain requirements relating to the proposed action and their ownership of our stock; and

•	provide that special meetings of our stockholders may be called in limited circumstances. Special meetings of stockholders may be called by our board of directors or the chairman of the board of directors, the President or the Secretary and may not be called by any other person. A special meeting of stockholders shall be called by our Secretary at the written request of holders of record of at least 25% of the voting power of our outstanding capital stock entitled to vote on the matters to be brought before the proposed special meeting.

Delaware Takeover Statute. We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain Delaware corporations, including those whose securities are listed on the NASDAQ Global Select Market, from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our certificate of incorporation or bylaws.

Forum Selection

Our bylaws include a forum selection provision providing that, unless the Company consents in writing, a state court located in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any stockholder to bring any derivative action, any action asserting a claim of breach of fiduciary duties, any action asserting a claim arising from a provision of the Delaware General Corporation Law or the certificate of incorporation or our bylaws or any action asserting a claim governed by the internal affairs doctrine.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

Any debt securities we may issue will constitute either senior or subordinated debt of Equinix. Any debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. Any debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, or one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities, will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we may issue may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee, will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Equinix, the trustees, the warrant agents, the unit agents or any other agent of Equinix, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934, as amended, is not appointed by us within 120 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Equinix and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	in short or long transactions;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Equinix, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If Equinix and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Equinix and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

Equinix and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Equinix at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Equinix and/or the selling securityholders, if applicable, to indemnification by Equinix and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Equinix and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on The NASDAQ Global Select Market, and any series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the legality of any securities offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California, and for any underwriters or agents, by counsel named in the applicable prospectus supplement. Certain tax matters will be passed upon for us by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Equinix, Inc.’s Current Report on Form 8-K dated August 3, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the Prospectus by reference to the Annual Report on Form 10-K of Equinix, Inc. for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Telecity Group Limited (formerly Telecity Group plc) as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015 included as Exhibit 99.2 of Equinix, Inc.’s Current Report on Form 8-K/A dated March 7, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The abbreviated financial statements of Verizon Communications Inc.’s (“Verizon”) Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations (“Group”), which comprise the Statements of Assets Acquired and Liabilities Assumed as of December 31, 2016 and 2015 and the related Statements of Net Revenues and Direct Expenses for each of the three years in the period ended December 31, 2016 (“Abbreviated Statements”) appearing in Equinix, Inc.’s Current Report on Form 8-K/A dated March 7, 2017 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon, included therein, and incorporated herein by reference. Such Abbreviated Statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.